Exhibit 1.1

DIRECTORS RESOLUTIONS

OF

ACHISON, INC. A.K.A. Antiaging Quantum Living Inc.

(the “Company”)

WHEREAS:

A.	Jing Wan has consented to step down as Chief Executive Officer, President and as a Member of the Board of Directors of the Company.

B.	Barry Wan has consented to act as the new President, CEO, CFO, Treasurer, Secretary, and Chairman of the Board of Directors of the Company.

BE IT RESOLVED THAT:

C.	Jing Wan stepped down as Chief Executive Officer, President and as a Member of the Board of Directors of the Company.

D.	Barry Wan shall act as the new President, CEO, CFO, Treasurer, Secretary, and Chairman of the Board of Directors of the Company.

Effective date: June 16, 2023

/s/ Jing Wan
Jane Wan aka Jing Wan

/s/ Barry Wan
Barry Wan